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                                                                   Exhibit 10.17





                        PHILADELPHIA SUBURBAN CORPORATION
                       PHILADELPHIA SUBURBAN WATER COMPANY
                  1997 ANNUAL CASH INCENTIVE COMPENSATION PLAN


BACKGROUND

o During the first quarter of 1989, the Company and its compensation consultant conducted a feasibility study to determine whether the Company should implement an incentive compensation plan. The study was prompted by the positive experience of other investor-owned water companies and PSC's experience with incentive compensation.

o The study included interviews with PSWC and PSC executives and an analysis of competitive compensation levels. Based on the results, the compensation consultant recommended that the Company's objectives and competitive practice supported the adoption of an annual incentive plan (the "Plan). The Company has had a cash incentive compensation plan in place since 1990 and management and the Board of Directors feel it has had a positive effect on the Company's operations, aiding employees, shareholders (higher earnings) and customers (better service and controlling expenses).

o The Plan has two components - a Management Incentive Program and an Employee Recognition ("Chairman's Award") Program.

o The Plan is designed to provide an appropriate incentive to the officers and managers of the Company. The 1996 Management Incentive Program will cover all officers and managers of Philadelphia Suburban Corporation, and its subsidiaries.


MANAGEMENT INCENTIVE PROGRAM

o        Performance Measures

         -- Annual incentive bonus awards are calculated by multiplying an individual's Target Bonus by a Company Rating factor based on the Company's performance and an Individual Rating factor based on the individual employee's performance.


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                  The approach of having a plan tied to the Company's income performance is appropriate as the participants' assume some of the same risks and rewards as the shareholders who are investing in the Company and making its capital construction program possible. Customers also benefit from the Company's employees' objectives being met as improvements in performance are accomplished by controlling costs, improving efficiencies and enhancing customer service. For these reasons, future rate relief should be lessened and less frequent, which directly benefits all customers.

         -- The Company's actual after-tax net income from continuing operations relative to the annual budget will be the primary measure for the Company's performance. Each year a "Target Net Income" level will be established. For purposes of the Plan, the Target Net Income may differ from the budgeted net income level. For 1997, the Target Net Income will exclude the impact of adverse PUC or court rulings on FAS 106, the effect of any unbudgeted extraordinary gains or losses, changes in accounting principles, changes in tax rates and any gains or losses related to the discontinued operations.

         -- Based on a review of historic performance, the minimum or threshold level of performance is set at 90 percent of the Target Net Income. That is, no bonus awards will be made if actual net income is less than 90 percent of the Target Net Income for the year. No additional bonus will be earned for results exceeding 110 percent of the Target Net Income.

         -- Each individual's performance and achievement of his or her objectives will also be evaluated and factored into the bonus calculation. Performance objectives for each participant are established at the beginning of the year and are primarily directed toward controlling costs, improving efficiencies and productivity and enhancing customer service. Each objective has specific performance measures that are used to determine the level of achievement for each objective.

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o        Participation

         -- Participation in the Management Incentive Program will be determined each year. Each participant will be assigned a "Target Bonus Percentage" ranging from 5 to 50 percent of salary depending on duties and responsibilities.

         -- Actual bonuses may range from 0, if the Company's financial results fall below the minimum threshold or the participant does not make sufficient progress toward achieving his or her objectives (i.e. performance measure points totaling less than 70 points), to 187.5 percent if performance -- both Company and individual -- is rated at the maximum.

o        Company Performance

         --       Company performance will be measured on the following
                  schedule:
                                                Percent of        Company
                                                1996 Plan         Rating
                                                ----------        -------
                  Threshold.............           +90%              0%
                                                    90              50
                                                    92              65
                                                    95              80
                                                    96              85
                                                    97              90
                                                    98              94
                                                    99              97
                  Plan...................          100             100
                                                   105             110
                                                 +-110             125

         -- The actual Company Rating should be calculated by interpolation between the points shown in the table above.

         -- Regardless of the Company rating resulting from this Schedule, the Executive Compensation and Employee Benefits Committee retains the authority to determine the final Company Rating for purposes of this Plan.

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o       Individual Performance

        --       Individual performance will be measured on the following scale:

                 Performance Measure                        Individual
                       Points                                 Rating
                 -------------------                        ----------
                       0 - 69                                    0%
                         70                                     70%
                         80                                     80%
                         90                                     90%
                        100                                    100%
                        110                                    110%

        -- In addition, up to 40 additional points and additional percentage points may be awarded to a participant at the discretion of the Chief Executive Officer for exemplary performance. Individual Performance points for the Chief Executive Officer are determined by the Executive Compensation and Employee Benefits Committee.

Sample Calculations

o       Example 1

                 Salary                               $70,000
                 Target Bonus                          10 percent ($7,000)
                 Company Rating                       100 percent
                 Individual Rating                     90 percent

                 Calculation:

                         Company       Individual
        Target Bonus  x  Rating    x     Rating     =   Bonus Earned
        ------------     -------       ----------       ------------
          $7,000      x    100%    x       90%      =     $6,300
                                                           ======
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o        Example 2

         -- Using the same salary and target bonus, but assuming Company performance was less than 90 percent of Target Net Income, there would be no bonus earned.

                  Calculation:

           $7,000     x     0     x     90%     =     0

o        Example 3

         -- Similarly, if individual Performance is rated below 70 points, no bonus would be earned regardless of the Company Rating.

                  Calculation:

           $7,000     x     100%   x     0      =     0


EMPLOYEE RECOGNITION PROGRAM

o In addition to the Management Incentive Program, the Company maintains an Employee Recognition Program known as the Chairman's Award program to reward employees not eligible for the management bonus plan for superior performance or a special action, or heroic deed, or for a project that positively impacts the performance or image of the Company.

o Awards will be made from an annual pool, not to exceed $125,000 (which represents approximately less than 1.5% of the base payroll for the non-union employees who do not participate in the Management Incentive Program), established at the beginning of the year. Unused funds will not be carried over to the next year. If financial performance warrants, management may request permission from the Executive Compensation and Employee Benefits Committee for special awards under the program.

o Awards will be made throughout the year and through the first quarter of the following year with payment as close to the timing of the event being rewarded as possible.

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o        Department Heads may nominate individuals in their unit to the applicable Vice President and document the reasons for the recommendations. The applicable Vice President will review the nominations and forward their recommendations to the Chief Executive Officer.

o The Chief Executive Officer will determine the individuals to actually receive a bonus and the amount.

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